Exhibit 99

La Jolla Pharmaceutical Company Announces Share Repurchase Plan

WALTHAM, Massachusetts – November 17, 2021 - La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that it will commence a share repurchase plan for up to $10 million of the Company’s common stock. Repurchases may be made from time to time at the Company’s discretion. The plan has no time limit and can be discontinued at any time. There can be no assurance as to the timing or number of shares of any repurchases.

“The decision to repurchase shares reflects our confidence in our team and the ability to execute against our strategic initiatives for growth, which is supported by the strength of our balance sheet,” said Larry Edwards, President and Chief Executive Officer of La Jolla.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is dedicated to the commercialization of innovative therapies that improve outcomes in patients suffering from life-threatening diseases. GIAPREZA™ (angiotensin II) injection is approved by the FDA as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock. XERAVA™ (eravacycline) for injection is approved by the FDA as a tetracycline class antibacterial indicated for the treatment of complicated intra-abdominal infections (cIAI) in patients 18 years of age and older. For more information, please visit www.ljpc.com.

La Jolla Pharmaceutical Company Contact

Michael Hearne

Chief Financial Officer

La Jolla Pharmaceutical Company

(617) 715-3598

mhearne@ljpc.com

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